Exhibit 5.1

233 S. Wacker Drive, Suite 5800 Chicago, Illinois 60606 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
March 1, 2011	Doha	Paris
	Dubai	Riyadh
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
Trans Union LLC	Houston	Shanghai
TransUnion Financing Corporation	London	Silicon Valley
c/o TransUnion Corp.	Los Angeles	Singapore
555 West Adams Street	Madrid	Tokyo
Chicago, Illinois 60661	Milan	Washington, D.C.

Re:	Registration Statement on Form S-4; Exchange Offer for $645,000,000
Aggregate Principal Amount of 11 3/8% Senior Notes due 2018, Series B

Ladies and Gentlemen:

We have acted as special counsel to Trans Union LLC, a Delaware limited liability company (the “Company”), and TransUnion Financing Corporation, a Delaware corporation (“Financing Corp.” and, together with the Company, the “Issuers”), in connection with the issuance of up to $645,000,000 aggregate principal amount of 11 3/8% Senior Notes due 2018, Series B (the “Exchange Notes”) and the guarantees of the Exchange Notes (the “Guarantees”) by TransUnion Corp., a Delaware corporation (the “Parent”), each of the subsidiaries of the Company set forth on Exhibit A-1 hereto (the “Delaware Subsidiary Corporate Guarantors” and, together with the Parent, the “Delaware Corporate Guarantors”), the subsidiary of the Company set forth on Exhibit A-2 hereto (the “Delaware LLC Guarantor” and, together with the Delaware Corporate Guarantors, the “Delaware Guarantors”), the subsidiary of the Company set forth on Exhibit A-3 hereto (the “California Guarantor”) and the subsidiaries of the Company set forth on Exhibit A-4 hereto (the “Other Guarantors” and, together with the Delaware Guarantors and the California Guarantor, the “Guarantors”), under an indenture, dated June 15, 2010, including the Guarantees (collectively, the “Indenture”), among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). The Exchange Notes and Guarantees will be issued in exchange for the Issuers’ outstanding 11 3/8% Senior Notes due 2018, Series A (the “Outstanding Notes”), and the related guarantees, on the terms set forth in the prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and the Guarantees.

March 1, 2011

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Issuers, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and, with respect to (i) paragraphs 1 and 2 of this letter, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware and (ii) paragraph 2 of this letter, the California Corporations Code, in each case as applicable, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware and California, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters under the law of Georgia are addressed in the opinion of Nelson Mullins Riley & Scarborough LLP and various matters under the law of Oregon are addressed in the opinion of Arnold Gallagher Percell Roberts & Potter, P.C., each of which has been separately provided to you. We express no opinion with respect to those matters herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Exchange Notes have been duly authorized by all necessary corporate or limited liability company action, as applicable, of each of the Issuers and, when executed, issued, authenticated and delivered by or on behalf of the Issuers in accordance with the terms of the Indenture against the due tender and delivery to the Trustee of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will be the legally valid and binding obligations of the Issuers, enforceable against each of the Issuers in accordance with their terms.

2.	The Guarantees of each of the Delaware Guarantors and the California Guarantor have been duly authorized by all necessary corporate or limited liability company action, as applicable, of each of the Delaware Guarantors and the California Guarantor.

3.	When executed in accordance with the terms of the Indenture and upon due execution, issuance, authentication and delivery of the Exchange Notes by or on behalf of the Issuers in accordance with the terms of the Indenture against the due tender and delivery to the Trustee of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the Guarantees will be the legally valid and binding obligations of each Guarantor, enforceable against each Guarantor in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be

March 1, 2011

brought, (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy, and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 and Article 10 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) provisions purporting to make a guarantor primarily liable rather than as a surety, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights and (k) the severability, if invalid, of provisions to the foregoing effect.

With your consent, for purposes of the opinion rendered in paragraph 3, we have assumed that the Other Guarantors are validly existing and in good standing under the laws of their state of organization, and have the power and authority to execute, deliver and perform their obligations under the Guarantees.

With your consent, we have assumed (a) that the Indenture (including the Guarantees) and the Exchange Notes (collectively, the “Operative Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Issuers, the Delaware Guarantors and the California Guarantor, (b) that the Operative Documents constitute legally valid and binding obligations of the parties thereto other than the Issuers and each of the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Operative Documents as legally valid and binding obligations of the parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

We bring your attention to the fact that family members, including immediate family members, of a Latham & Watkins LLP attorney rendering services in connection with the Registration Statement are beneficiaries of trusts that own equity securities of the Parent.

March 1, 2011

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

EXHIBIT A-1

Delaware Subsidiary Corporate Guarantors

TransUnion Interactive, Inc.

TransUnion Rental Screening Solutions, Inc.

EXHIBIT A-2

Delaware LLC Guarantor

TransUnion Healthcare, LLC

EXHIBIT A-3

California Guarantor

Diversified Data Development Corporation

EXHIBIT A-4

Other Guarantors

TransUnion Teledata LLC

Visionary Systems, Inc.